PROSPECTUS Dated June 11, 2002                      Pricing Supplement No. 69 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-83616
Dated June 12, 2002                                         Dated August 4, 2003
                                                                  Rule 424(b)(3)


                                 MORGAN STANLEY

                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                 Euro Floating Rate Senior Bearer Notes Due 2015

                           -------------------------

     We, Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.), may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2015) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the UK Listing Authority for the notes to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange plc for the notes to be admitted to trading on the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:              Euro 50,000,000

Maturity Date:                 August 21, 2015; provided that if such
                               day is not a business day, the maturity
                               date will be the next succeeding
                               business day, unless that succeeding
                               business day would fall in the next
                               calendar month, in which case the
                               maturity date will be the immediately
                               preceding business day.

Settlement Date (Original
    Issue Date):               August 21, 2003

Interest Accrual Date:         August 21, 2003

Issue Price:                   93.57%

Specified Currency:            Euro

Redemption Percentage
    at Maturity:               100%

Base Rate:                     EURIBOR

Spread (Plus or Minus):        N/A

Spread Multiplier:             N/A

Index Currency:                N/A

Index Maturity:                6 Months

Maximum Interest Rate:         N/A

Minimum Interest Rate:         N/A

Initial Interest Rate:         To be determined on the second TARGET
                               settlement day immediately preceding
                               the original issue date

Initial Redemption Date:       N/A

Initial Redemption
    Percentage:                N/A

Annual Redemption
    Percentage Reduction:      N/A

Optional Repayment
    Date(s):                   N/A

Interest Payment Dates:        Each February 21 and August 21,
                               commencing February 21, 2004; provided
                               that if any interest payment date
                               (including the maturity date) is not a
                               business day, that interest payment
                               date will be the next succeeding day
                               that is a business day, unless that
                               succeeding business day would fall in
                               the next calendar month,
                               in which case such interest payment
                               date will be the immediately preceding
                               business day.

Interest Payment Period:       Semi-annual

Interest Reset Dates:          Each interest payment date

Interest Reset Period:         Semi-annual

Interest Determination
    Dates:                     The second TARGET settlement day
                               immediately preceding each interest
                               reset date

Reporting Service:             Telerate (Page 248)

Business Days:                 TARGET, London and New York

Calculation
    Agent:                     JPMorgan Chase Bank
                               (formerly known as The Chase Manhattan
                               Bank) (London Branch)

Agent:                         Morgan Stanley & Co. International Limited

Denominations:                 Euro 100,000

Common Code:                   017440217

ISIN:                          XS0174402171

Other Provisions:              None



Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                            MORGAN STANLEY